Exhibit 10.3

OUTSIDE DIRECTORS’ COMPENSATION PROGRAM

Summary of Outside Directors’ Compensation effective August 21, 2012:

Cash Compensation

The following cash compensation program for outside directors was approved by the Compensation Committee of the Board of Directors effective August 21, 2012.

•	Annual retainer for all directors, except the Chairman of the Board—$30,000 per year.

•	Annual retainer for the Chairman of the Board—$100,000 per year.

Equity Compensation

The following equity compensation program for outside directors was approved by the Compensation Committee of the Board of Directors effective August 21, 2012. Annual equity awards granted to outside directors are automatically granted on the date of each respective Annual Shareholders’ meeting (except as otherwise noted), beginning with the date of the 2012 Annual Shareholders’ meeting on August 22, 2012. However, the number of restricted share units granted to each director on August 22, 2012 was reduced by 25% of the number of shares of restricted stock granted on January 3, 2012, in exchange for the reinstitution of each director’s full cash compensation that had been previously reduced by 50% for 2012.

Grant Type	Number of Shares[1]
Annual Grant (Except Chairman of the Board)	10,000 Restricted Share Units
Chairman of the Board Annual Grant	20,000 Restricted Share Units
New Director Grant[2,3]	20,000 Restricted Share Units
Chairs of the Audit, Compensation and Nominating & Corporate Governance Committees	2,000 Restricted Share Units

[1]	Restricted Share Units granted annually to the directors will vest one year from the applicable date of grant, or on the date of the next Annual Shareholders’ meeting, whichever is earlier.
[2]	Shares are to be granted on the date of such director’s appointment or election to the Board.
[3]

Restricted Share Units granted to any new director will vest over a period of two (2) years with 50% vesting on the first anniversary of the date of the grant and the remaining 50% vesting on the second anniversary of the date of the grant.